EXHIBIT 2.3

                             SECURED PROMISSORY NOTE
                     ("Letter of Credit Reimbursement Note")

                                                                   April 1, 2003

            1. This secured promissory note (this "Note") is being issued by Century Aluminum Company, a Delaware corporation ("Maker"), with an address at 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940, in connection with, and to evidence Maker's obligations arising under, the Reimbursement Agreement, dated as of the date hereof (the "Reimbursement Agreement"), between Maker and Glencore Ltd., a Swiss corporation with an address at Three Stamford Plaza, 301 Tresser Boulevard, Stamford, Connecticut 06901-3244 ("Payee"), and this Note is the "Letter of Credit Reimbursement Note" referred to in the Reimbursement Agreement.

            2. For value received, the undersigned Maker, by this Note hereby unconditionally promises to pay to Payee:

                  (a) all Guaranty Repayment Amounts (as such term is defined in the Reimbursement Agreement) which shall not have been paid by Maker to Payee on or prior to the applicable Guaranty Repayment Date; and

                  (b) on the earlier of (i) April 1, 2009, and (ii) the date on which Maker's obligations hereunder are declared to be immediately due and payable pursuant to paragraph 8(a) hereof (the "Maturity Date"), the principal amount of (x) Eight Million One Hundred Fifty Thousand United States Dollars US$8,150,000 or (y) if less, the sum of all unpaid Loan Repayment Amounts and the Exposure Amount (as such terms are defined in the Reimbursement Agreement), together with accrued and unpaid interest thereon, if any.

                  (c) Interest shall accrue on any Loan Repayment Amount (as such term is defined in the Reimbursement Agreement) from the date on which Payee makes payment to the Bank of the relevant amount giving rise to the obligation of Maker to pay such Loan Repayment Amount to the date the Loan Repayment Amount is repaid by Maker at a rate equal to ten percent (10%) per annum (the "Interest Rate"). Any amount due and payable hereunder which is not paid when due shall accrue interest thereon at a default rate of interest equal to the Interest Rate, plus two percent (2%) (the "Default Rate"). All payments due hereunder shall be made in lawful money of the United States of America, in same-day funds.

            3. Accrued and unpaid interest on a Loan Repayment Amount, if any, shall be paid semi-annually on each six-month anniversary of the date hereof (each such date, an "Interest Payment Date"). Interest shall be calculated on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity Date shall fall on a day other than a Business Day, the payment required to be made thereon shall be made on the next succeeding Business Day. "Business Day" shall mean any day of the year on which banks are not required or authorized by law to close in New York, New York.

            4. Any Loan Repayment Amount or other amount outstanding hereunder may be repaid at any time, in whole or in part, without penalty or premium. Notwithstanding the fact that, from time to time, no Loan Repayment Amount or other amount may be outstanding, this Note shall remain in full force and effect until the Maturity Date, unless terminated in accordance with the provisions of the Reimbursement Agreement.

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            5. All amounts due and owing hereunder, whether Guaranty Repayment
Amounts, Loan Repayment Amounts or the Exposure Amount, or interest thereon, and all payments made with respect thereto, shall be noted by Payee on the grid annexed hereto as Exhibit A, which shall identify in each case the type of amount or payment. All such notations shall be conclusive and binding on Maker and Payee, absent manifest error.

            6. This Note, together with the Hawesville Purchase Note, is being issued as partial payment of the Purchase Price being paid by Maker under the Asset Purchase Agreement entered into by and among Maker, Hancock Aluminum LLC ("Buyer"), Payee and Glencore Acquisition I LLC ("GAC"), dated April 1, 2003 (the "Asset Purchase Agreement"), and this Note, together with the Hawesville Purchase Note, shall be secured by (a) a first priority security interest in and to (i) the Fifth Potline Interest, (ii) the 20% Undivided Interest, (iii) the Membership Interest, (iv) the Additional Interest, (v) the Alumina Supply Interest, and (vi) the GAC Easement, in each case as evidenced by (x) the Security Agreement by and between Buyer, Payee and GAC of even date herewith and
(y) in the case of the real property constituting a part of the Fifth Potline Interest, the 20% Undivided Interest and the GAC Easement, the Mortgage granted by Maker in favor of Payee and GAC of even date herewith, and (b) the Guaranty. The capitalized terms Hawesville Purchase Note, Purchase Price, Fifth Potline Interest, 20% Undivided Interest, Membership Interest, Additional Interest, Alumina Supply Interest, GAC Easement, Security Agreement, Guaranty and Mortgage, as used in this Note, have the meanings assigned to them in the Asset Purchase Agreement.

            7. Each of the following events shall be an event of default hereunder (each, an "Event of Default"):

                  (a) Maker fails to pay (i) any Loan Repayment Amount outstanding or any portion thereof when due and payable hereunder, or (ii) any Guaranty Repayment Amount on or prior to the applicable Guaranty Repayment Date, or (iii) any interest due and payable on any Loan Repayment Amount within three
(3) Business Days of an Interest Payment Date; or

                  (b) An Event of Default (as such term is defined in the Hawesville Purchase Note) shall have occurred and be continuing under the Hawesville Purchase Note.

            8. (a) During the continuance of any Event of Default, Payee may, by notice to Maker declare all amounts payable pursuant to paragraphs 2(a) and (b) hereof, all interest thereon and all other amounts and obligations payable under this Note to be immediately due and payable, whereupon such amounts, interest and other amounts and obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Maker; provided, however, that upon the occurrence of the Event of Default specified in paragraphs 7(f) or (g) of the Hawesville Purchase Note, the principal amount hereof, all such interest and all such amounts and obligations shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Maker.

                  (b) In addition, during the continuation of any Event of Default and whether or not Payee has accelerated the principal amount, all interest thereon and all other amounts due hereunder, Payee may proceed to protect and enforce its rights by suit in equity, action at law or other proceeding, whether for specific performance of any covenant or agreement contained herein, in the Hawesville Purchase Note or in the Mortgage, the Security


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Agreement or the Guaranty, or any instrument (including this Note and the
Hawesville Purchase Note) pursuant to which the obligations to Maker are evidenced, including as permitted by applicable law, obtaining the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce payment thereof or any other legal or equitable right of Payee.

                  (c) No remedy conferred upon Payee is intended to be exclusive of any other and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, under the Hawesville Purchase Note, the Security Agreement, the Mortgage or the Guaranty, now or hereafter existing at law or in equity or by statute or other provision of law.

                  (d) Following an Event of Default and during the continuance thereof, interest shall accrue at the Default Rate.

            9. Maker hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the execution and delivery of this Note and to constitute this Note a valid obligation of Maker in accordance with its terms have been done, performed and have happened in compliance with all applicable laws.

            10. Except as provided herein, Maker hereby expressly waives any diligence, presentment, demand, protest or notice of any nature with respect to this Note.

            11. Maker agrees to pay, in United States dollars, costs of collection and reasonable attorneys' fees in case default occurs in the payment of any amount due under this Note.

            12. Waiver by Payee of any Event of Default or of a breach of any provision of this Note shall not constitute a waiver as to any other Event of Default or breach, or as to any future occurrence of the same Event of Default or breach.

            13. This Note shall not be assignable, except to an affiliate of Glencore.

            14. This Note shall be governed by, and construed in accordance with, the laws of New York.

                                     MAKER:
                                     Century Aluminum Company


                                     By:
                                         -------------------------------------
                                     Name:
                                     Title:


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